Exhibit 99

Joint Filer Information

Each of the following joint filers has designated Provident Acquisition Holdings Ltd. as the “Designated Filer” for purposes of the attached Form 4:

1.	Winato Kartono Unit 11C/D, Kimley Commercial Building 142 – 146 Queen’s Road Central Hong Kong

2.	Michael Aw Soon Beng Unit 11C/D, Kimley Commercial Building 142 – 146 Queen’s Road Central Hong Kong

3.	Andrew Joseph Hoffmann Unit 11C/D, Kimley Commercial Building 142 – 146 Queen’s Road Central Hong Kong

Date of Event Requiring Statement: October 28, 2022

Issuer Name and Ticker or Trading Symbol: Provident Acquisition Corp. [PAQCU]

WINATO KARTONO

By:	/s/ Winato Kartono

MICHAEL AW SOON BENG

By:	/s/ Michael Aw Soon Beng

ANDREW JOSEPH HOFFMANN

By:	/s/ Andrew Joseph Hoffmann

Date: November 1, 2022